UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 10, 2023

CREATIVE REALITIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 100, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

(502) 791-8800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CREX	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CREXW	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Merger Agreement

As previously reported, on November 12, 2021, Creative Realities, Inc., a Minnesota corporation, or “Creative Realities,” Reflect Systems, Inc., or “Reflect,” and RSI Exit Corporation, or the “Stockholders’ Representative,” entered into an Agreement and Plan of Merger (as amended on February 8, 2023, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on February 17, 2022, a direct, wholly owned subsidiary of Creative Realities, CRI Acquisition Corporation, or “Merger Sub,” merged with and into Reflect, with Reflect surviving as a wholly owned subsidiary of Creative Realities, and the surviving company of the merger, which is referred to herein as the “Merger.” On February 11, 2022, the parties executed a Second Amendment to the Merger Agreement.

The Second Amendment to the Merger Agreement provides that, among other things, the cash merger consideration payable in the Merger should be reduced by $241,817.43, or the “Claim Amount,” subject to a reduction in the Claim Amount to the extent that Reflect or Creative Realities receive payments of certain accounts receivable of Reflect, up to $26,670,18. An employer retention credit of $241,817.43 (the “ERC”) based on the operations of Reflect pre-Merger remains outstanding and will be paid to the Stockholders’ Representative for the benefit of former Reflect stockholders upon receipt, subject to the offset rights of Creative Realities described below.

Secured Promissory Note

On February 11, 2023, Creative Realities and the Stockholders’ Representative executed an amendment, or the “Note Amendment,” to the $2.5 million Note and Security Agreement (the “Secured Promissory Note”) previously executed by Creative Realities in favor of the Stockholders’ Representative at the closing of the Merger. The Secured Promissory Note required Creative Realities to pay to the Stockholders’ Representative a balloon payment of $1.25 million, plus all accrued and unpaid interest, on its stated maturity date, February 17, 2023. The Note Amendment eliminates the balloon payment, extending the maturity date for a one-year period, to February 17, 2024. During the extended period, Creative Realities will continue to make monthly principal payments of $104,166.67, and the annual interest rate on the outstanding principal increased from 0.59% to 4.60%, which will accrue and is payable in full on the new maturity date.

Offset Rights; Payment of Claim Amount

In light of the possible collection of the ERC and the Note Amendment, the parties agreed that the Claim Amount would be reduced by the amount of any ERC received by Creative Realities or Reflect prior to the maturity date of the Secured Promissory Note. If the Claim Amount exceeds the remaining amounts payable under the Secured Promissory Note on any payment date, Creative Realities may reduce the amount of the Secured Promissory Note, and the Claim Amount will be reduced on a dollar-for-dollar basis.

Escrow Agreement

In light of the resolution of the Claim Amount, the parties agreed to release the $250,000 escrow funds, plus interest, to the Stockholders’ Representative, which was placed in escrow at the closing of the Merger to be released once the Claim Amount was paid.

The parties also amended the Escrow Agreement executed at the closing of the Merger (the “Escrow Amendment”) to extend the period for which the escrow agent therein would accept monthly payments of the Secured Promissory Note until the extended maturity date, February 17, 2024.

The foregoing descriptions of the Second Amendment to the Merger Agreement, the Note Amendment and Escrow Amendment, and the transactions contemplated thereby, are not complete descriptions thereof and are qualified in their entireties by reference to the full text of such documents attached as exhibits 10.1, 10.2 and 10.3 to this Report, respectively, and incorporated herein by this reference.

Item 7.01         Regulation FD Disclosure.

On February 15, 2023, the Company issued a press release announcing the foregoing amendments, which press release is filed as Exhibit 99.1 to this report

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
10.1*	Second Amendment to Merger Agreement
10.2	Amendment to Secured Promissory Note
10.3	Amendment to Escrow Agreement
99.1	Press Release dated February 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*  Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Creative Realities agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Realities, Inc.
(Registrant)

Date: February 15, 2023	By:	/s/ Will Logan
Will Logan Chief Financial Officer

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